Exhibit 10.3

Execution Version

FIRST AMENDMENT TO THE

EARTHSTONE ENERGY, INC.

SECOND AMENDED AND RESTATED

CHANGE IN CONTROL AND SEVERANCE BENEFIT PLAN

WHEREAS, Earthstone Energy, Inc. (the “Company”) has previously adopted the Earthstone Energy, Inc. Second Amended and Restated Change in Control and Severance Benefit Plan, initially effective as of April 8, 2019, which was amended and restated effective as of January 27, 2021 and further amended and restated effective as of January 6, 2023 (the “Plan”);

WHEREAS, the Board of Directors (the “Board”) of the Company and the Compensation Committee (the “Compensation Committee”) of the Board have determined that it is in the best interests of the Company to amend the Plan to (i) provide certain adjustments to severance benefit calculations and (ii) revise the payment mechanics for certain Severance Obligations, including the time and form in which the COBRA premiums are paid (each such capitalized term as defined in the Plan); and

WHEREAS, the Compensation Committee, together with the majority of the Board, may amend the Plan from time to time prior to a Change in Control (such capitalized term as defined in the Plan), subject to certain limitations included in the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows, effective as of October 31, 2023:

1. For all Tier 1 Officers, Tier 2 Officers and Tier 3 Officers set forth on Schedule A attached hereto, the definition of “AIP” set forth in Section 2(d) of the Plan shall be deleted, and the following shall be substituted therefor:

“(d) “AIP” means the annual incentive payment, being the greatest of (i) any annual incentive payment amount earned by the Eligible Individual during the calendar year immediately preceding the Date of Termination, (ii) any annual incentive payment amount earned by the Eligible Individual two calendar years immediately preceding the Date of Termination, and (iii) the Eligible Individual’s then-current “target” annual incentive payment amount; provided, however, that, if an Eligible Individual’s Date of Termination occurs after October 31, 2023 but on or prior to December 31, 2023, then “AIP” means the annual incentive payment determined by multiplying such Eligible Individual’s target annual incentive payment opportunity (expressed as a percentage of Base Salary) for the annual incentive year that includes the Date of Termination by (x) if the Eligible Individual was employed by the Company or any of its Affiliates in 2022 and eligible to receive a full annual incentive payment for the 2022 annual incentive year, such Eligible Individual’s annual incentive performance multiplier for the 2022 annual incentive year, based on actual performance, or (y) if the Eligible Individual was not employed by the Company or any of its Affiliates in 2022 or was not eligible to receive a full annual incentive payment for the 2022 annual incentive year, the annual incentive performance multiplier that applied for similarly situated employees of the Company or any of its Affiliates for the 2022 annual incentive year, based on actual performance.”

For the avoidance of doubt, the definition of “AIP” set forth in Section 2(d) of the Plan shall remain unrevised for any Tier 1 Officer, Tier 2 Officer or Tier 3 Officer that is not set forth on Schedule A attached hereto.

2. The following sentence shall be added to the end of the introductory paragraph to each of Section 5(b) of the Plan:

“Notwithstanding anything herein to the contrary, if an Eligible Individual becomes eligible to receive Severance Obligations hereunder and the Date of Termination occurs on or after the date on which such Eligible Individual’s AIP is paid for the year in which the Date of Termination occurs, such Eligible Individual shall not be eligible to receive a pro-rata AIP for the year in which the Date of Termination occurs.”

3. The following sentences shall be added to the end of the introductory paragraph to Section 5(c) of the Plan:

“The Severance Obligations shall be paid at the time set forth below for each such Severance Obligation, unless otherwise agreed between the Eligible Individual and the Company; provided that in no event shall the payment date occur later than March 15 of the calendar year following the year in which the Date of Termination occurs. Notwithstanding anything herein to the contrary, if an Eligible Individual becomes eligible to receive Severance Obligations hereunder and the Date of Termination occurs on or after the date on which such Eligible Individual’s AIP is paid for the year in which the Date of Termination occurs, such Eligible Individual shall not be eligible to receive a pro-rata AIP for the year in which the Date of Termination occurs. Further, notwithstanding anything herein to the contrary, if an Eligible Individual becomes eligible to receive Severance Obligations under this Section 5(c) and the Date of Termination occurs on November 1, 2023, provided that the Release is executed on the Date of Termination and the Eligible Individual does not revoke the Release, the payment date for any such Severance Obligations hereunder shall occur no later than November 22, 2023.”

4. To correct a scrivener’s error whereby there are two Sections 5(c)(i) within the Plan, references to “Section 5(c)(i)” of the Plan that contain or pertain to provisions of the Plan applicable Tier 2 Officers shall be deleted and replaced with “Section 5(c)(ii).”

5. Section 5(c)(i) (1) of the Plan shall be deleted, and the following shall be substituted therefor:

“within ten business days following the date on which the Release becomes irrevocable, payment of a lump sum cash payment equal to 300% of the sum of (A) such officer’s then current Base Salary as of the Date of Termination and (B) such officer’s AIP;”

6. Section 5(c)(ii)(1) of the Plan shall be deleted, and the following shall be substituted therefor:

“within ten business days following the date on which the Release becomes irrevocable, payment of a lump sum cash payment equal to 200% of the sum of (A) such officer’s then current Base Salary as of the Date of Termination and (B) such officer’s AIP;”

7. Section 5(c)(i)(2) and Section 5(c)(ii)(2) of the Plan shall be deleted, and the following shall be substituted therefor:

“within ten business days following the date on which the Release becomes irrevocable, payment of an amount equal to 100% of such officer’s pro-rata AIP (such pro-rata amount to be equal to (i) if the Date of Termination occurs during the fourth quarter of the Company’s 2023 fiscal year, the product of (a) the amount of such officer’s AIP, times (b) 100%, or (ii) if the Date of Termination occurs at any other time during the applicable protected period, the product of (c) the amount of such officer’s AIP, times (d) a fraction, (x) the numerator of which shall be the number of calendar days commencing from January 1 of such year and ending on the Date of Termination, and (y) the denominator of which shall equal 365);”

8. Section 5(c)(i)(4) of the Plan shall be deleted, and the following shall be substituted therefor:

“(4) within ten business days following the date on which the Release becomes irrevocable, payment of an additional lump sum cash payment equal to (x) 24, multiplied by (y) the monthly premium that would otherwise be payable by the Eligible Individual for continued health benefits provided to the Eligible Individual and such Eligible Individual’s dependents pursuant to COBRA, at the full COBRA premium rate in effect under the applicable employer sponsored group health plan.”

9. Section 5(c)(ii)(4) of the Plan shall be deleted, and the following shall be substituted therefor:

“(4) within ten business days following the date on which the Release becomes irrevocable, payment of an additional lump sum cash payment equal to (x) 18, multiplied by (y) the monthly premium that would otherwise be payable by the Eligible Individual for continued health benefits provided to the Eligible Individual and such Eligible Individual’s dependents pursuant to COBRA, at the full COBRA premium rate in effect under the applicable employer sponsored group health plan.”

10. The portion of Schedule III to the Plan setting forth the severance payments and benefits available to a Tier 3 Officer pursuant to Section 5(c)(iii) of the Plan shall be deleted, and the following shall be substituted therefor:

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“(1) within ten business days following the date on which the Release becomes irrevocable, payment of a lump sum cash payment equal to 100% of the sum of (A) such officer’s then current Base Salary as of the Date of Termination and (B) such officer’s AIP;

(2) within ten business days following the date on which the Release becomes irrevocable, payment of an amount equal to 100% of such officer’s pro-rata AIP (such pro-rata amount to be equal to (i) if the Date of Termination occurs during the fourth quarter of the Company’s 2023 fiscal year, the product of (a) the amount of such officer’s AIP, times (b) 100%, or (ii) if the Date of Termination occurs at any other time during the applicable protected period, the product of (c) the amount of such officer’s AIP, times (d) a fraction, (x) the numerator of which shall be the number of calendar days commencing from January 1 of such year and ending on the Date of Termination, and (y) the denominator of which shall equal 365);

(3) all equity incentives then held by such officer pursuant to the LTIP or otherwise will be governed by the award agreement applicable to the equity incentive award; and

(4) within ten business days following the date on which the Release becomes irrevocable, payment of an additional lump sum cash payment equal to (x) 12, multiplied by (y) the monthly premium that would otherwise be payable by the Eligible Individual for continued health benefits provided to the Eligible Individual and such Eligible Individual’s dependents pursuant to COBRA, at the full COBRA premium rate in effect under the applicable employer sponsored group health plan.”

11. Exhibit A of the Plan shall be deleted in its entirety and replaced by the Form of General Release attached as Exhibit A hereto.

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EXHIBIT A

Attached.

EXHIBIT A TO

FIRST AMENDMENT TO THE

EARTHSTONE ENERGY, INC.

SECOND AMENDED AND RESTATED

CHANGE IN CONTROL AND SEVERANCE BENEFIT PLAN

EXHIBIT A

FORM OF GENERAL RELEASE

1. The employment of the undersigned (“Employee”) with the Company (as defined below) ended on ____________ (the “Date of Termination”). As of the Date of Termination, Employee was no longer an employee of (or held any other positions with) the Company and its affiliates. Employee agrees not to hold himself/herself out as a partner, member, director, officer or employee of, or as otherwise affiliated with, the Company or any of its affiliates (including on social media) after the Date of Termination. Employee agrees to execute such other documents promptly as may be reasonably requested by the Company to evidence his/her separation from employment. Regardless of whether Employee signs this agreement (this “Agreement”), Employee will receive a lump sum payment of all Accrued Obligations (as such term is defined in the Plan). Employee acknowledges and agrees that Employee shall submit any business expenses in accordance with Company policy within fifteen (15) days following the Date of Termination, which shall be reimbursed in accordance with Company policy and regular payroll practices. Except as specifically set forth in this Agreement or as required under applicable law (including rights to continue group health insurance under COBRA) or as specifically provided under any of the Company’s benefit plans, and except as to any vested benefits under the Company’s 401(k) plan, Employee’s right to, and participation in, all benefit plans as an employee of the Company shall terminate as of the Date of Termination in accordance with the specific terms of each plan. To the extent Employee has any vested assets under the Company’s 401(k) plan, the status and treatment of any such assets shall be governed by the applicable terms of such plan. Employee acknowledges and agrees that, with Employee’s execution and effectuation of this Agreement, Employee is waiving for all purposes any Claim for additional employment-related compensation (other than base salary or other wages for services performed prior to the Date of Termination) of any kind except as specifically set forth herein.

2. Employee, on Employee’s own behalf and on behalf of Employee’s heirs, agents, representatives, attorneys, assigns, executors and/or anyone acting on Employee’s behalf, and in consideration of the promises, assurances, and covenants set forth in the Earthstone Energy, Inc. Second Amended and Restated Change In Control and Severance Benefit Plan, as amended October 31, 2023 (the “Plan”), under which Employee is an Eligible Individual, but to which Employee is not automatically entitled, including, but not limited to, the payment of any severance thereunder (other than the severance and other payments and benefits set forth at Appendix A), hereby fully releases Earthstone Energy, Inc. and its successors and affiliates (the “Company”), its parents, subsidiaries (including, without limitation, Permian Resources Corporation and its subsidiaries), and its and their officers, shareholders, partners, members, individual employees, agents, representatives, directors, managers, employees, attorneys, affiliates, successors, and anyone acting on its behalf, known or unknown, from all claims and causes of action by reason of any injuries and/or damages or losses, known or unknown, foreseen or unforeseen, patent or latent which Employee has sustained or which may be sustained as a result of any facts and circumstances arising out of or in any way related to Employee’s employment by the Company or the termination of that employment, and to any other disputes, claims, disagreements, or controversies between Employee and the Company up to and including the date this Release is signed by Employee (collectively, “Claims”). Employee’s release includes, but is not limited to, any contract benefits, claims for quantum meruit, claims for wages, bonuses, employment benefits, moving expenses, stock options, profits units or other equity or equity-based awards (except for those payments and benefits scheduled on Appendix A hereto), or damages of any kind whatsoever, arising out of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any theory of unlawful discharge, torts and related damages (including, but not limited to, emotional distress, loss of consortium, and defamation) any legal restriction on the Company’s right to terminate Employee’s employment and/or services, or any federal, state or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964 (as amended), [the federal Age Discrimination in Employment Act of 1967 (29 U.S.C. § 21, et seq.), including as amended by the Older Workers Benefit Protection Act (the “ADEA”),] the federal Americans with Disabilities Act of 1990, the Americans with Disabilities Act of 2008, the Family Medical Leave Act of 1993, the Genetic Information Nondiscrimination Act of 2008, any state laws concerning discrimination or harassment including the Fair Employment and Housing Act, as well as other state employment laws including Chapter 21 of the Texas Labor Code (Tex. Lab. Code Ann. §§ 21.001 to 21.556), the Texas Anti-Retaliation Act (Tex. Lab. Code Ann. § 451.001), the Texas Payday Law (Tex. Lab. Code Ann. §§ 61.001 to 61.095), or any other legal limitation on contractual or employment relationships, and any and all claims for any loss, cost, damage, or expense with respect to Employee’s liability for taxes, penalties, interest or additions to tax on or with respect to any amount received from the Company or otherwise includible in Employee’s gross income, including, but not limited to, any liability for taxes, penalties, interest or additions to tax arising from the failure of the Plan, or any other employment, severance, profit sharing, bonus, equity incentive or other compensatory plan to which Employee and the Company are or were parties, to comply with, or to be operated in compliance with the Internal Revenue Code of 1986, as amended, including, but not limited to, Section 409A thereof, or any provision of state or local income tax law; provided, however, that notwithstanding the foregoing, the release set forth in this Section shall not extend to: (a) any vested rights under any pension, retirement, profit sharing or similar plan; or (b) Employee’s rights, if any, to indemnification or defense under the Company’s certificate of incorporation, bylaws and/or policy or procedure, any indemnification agreement with Employee or under any insurance contract, in connection with Employee’s acts or omissions within the course and scope of Employee’s employment with the Company (this “Release”). Appendix A to this Release sets forth the benefits, payments and obligations to which Employee is entitled under the Plan or otherwise if, and only if, this Release is executed, delivered and become irrevocable by no later than , which is 60 days after the Employee’s Date of Termination (but no earlier than the Date of Termination), and Employee satisfies the other terms and conditions set forth in Sections 5(e) and 7 of the Plan. Employee acknowledges and agrees that he or she is not entitled to any other termination or severance benefits whether under the Plan or otherwise. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan.

3. [Employee acknowledges that Employee is knowingly and voluntarily waiving and releasing any rights Employee may have under the ADEA. Employee also acknowledges that the consideration given for the waiver and release hereunder is in addition to anything of value to which Employee is already entitled. Employee further acknowledges that Employee has been advised by this writing, as required by the ADEA, that: (a) Employee’s waiver and release hereunder do not apply to any rights or claims that may arise after the execution date of this Release; (b) Employee has been advised hereby that Employee has the right to consult with an attorney prior to executing this Release; (c) Employee has been provided at least [twenty-one (21) days][forty-five (45) days] to consider this Release (although Employee may choose to voluntarily execute this Release earlier, provided that the Release is executed no earlier than the Date of Termination) [and has received and understands the attached Exhibit A reflecting all job titles affected and not affected by the layoff of which Employee is a part, the ages of all employees holding those jobs, and whether each such employee is a participant in this severance program]; (d) Employee has seven (7) days following the execution of this Release to revoke this Release; and (e) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth (8th) day after the day on which this Release is executed by Employee (the “Effective Date”). Employee acknowledges and agrees that any changes made since Employee’s receipt of this Release are not material and/or were made at Employee’s request and shall not restart the [twenty-one (21)][forty-five (45)] day review period.]

4. Nothing in this Release (including, without limitation, Sections 1, 5, 6 and 8 hereof), the Plan or any other Company agreement, policy or procedure (this Release, the Plan and such other agreements, policies and procedures, collectively, the “Company Arrangements”) limits Employee’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”) or any other federal, state or local governmental agency or commission (each, a “Government Agency”) regarding possible legal violations or make other disclosures under the whistleblower protections of any other applicable law, without disclosure to the Company. The Company may not retaliate against Employee for any of these activities, and nothing in the Company Arrangements requires Employee to waive Employee’s right to receive any monetary award or other payment that Employee might become entitled to from the SEC or any other Government Agency (including, for the avoidance of doubt, as the result of engaging in any “whistleblower” activity).

Further, nothing in the Company Arrangements precludes Employee from filing a charge of discrimination with the Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment practice agency. However, once this Release becomes effective, Employee may not receive a monetary award or any other form of personal relief from the Company in connection with any such charge or complaint that Employee filed or is filed on Employee’s behalf.

Notwithstanding anything to the contrary in the Company Arrangements, as provided for in the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)), Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Without limiting the foregoing, if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, if Employee (x) files any document containing the trade secret under seal, and (y) do not disclose the trade secret, except pursuant to court order.

5. Confidential Information; Developments.

(a) In the course of Employee’s employment with the Company and the performance of Employee’s duties on behalf of the Company, Employee was provided with, and had access to, Confidential Information (as defined below). At all times after the Date of Termination, except as expressly permitted by this Agreement (including as permitted by Section 4 above or Section 5(d) below) or in writing by the Company, Employee shall not, directly or indirectly, disclose, make available, sell, or otherwise communicate any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company or to the extent approved by the Company.

(b) Employee warrants and represents that Employee has returned any and all documents and other property of the Company containing Confidential Information in Employee’s possession, custody or control, and represents and warrants that Employee has not retained any copies or originals of any such property of the Company. In addition to any other remedies available to the Company, should Employee breach the covenants set forth in this Section 5, Employee shall forfeit his or her right to any and all remaining severance payments or benefits under the Plan and the Company shall have the right to terminate any and all such remaining scheduled payments.

(c) “Confidential Information” means all confidential, competitively valuable, non-public or proprietary information that is conceived, made, or developed by Employee, individually or in conjunction with others, or acquired by, disclosed to, or otherwise accessed by Employee (whether in graphic, written, electronic or oral form), in each case during the period of Employee’s employment with the Company including: (i) technical information of the Company, its affiliates, its customers or other third parties, including computer programs, software, databases, data, ideas, know-how, formulae, compositions, processes, discoveries, machines, inventions (whether patentable or not), designs, developmental or experimental work, techniques, improvements, work in process, research or test results, original works of authorship, training programs and procedures, diagrams, charts, business and product development plans, and similar items; (ii) information relating to the Company’s businesses or properties, operations or prospects; and (iii) other valuable, confidential information and trade secrets of the Company, its affiliates, its customers or other third parties. For purposes of this Agreement, Confidential Information shall not include any information that is or becomes generally available to the public other than as a result of a direct or indirect disclosure or wrongful act of Employee or any of Employee’s agents.

(d) Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Employee from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any Government Agency regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Employee from any such Government Agency; (iii) testifying, participating or otherwise assisting in any action or proceeding by any Government Agency relating to a possible violation of law; (iv) exercising any rights Employee may have under Section 7 of the National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions; or (v) making any other disclosures that are protected under the whistleblower or other provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires Employee to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that Employee has engaged in any such conduct.

(e) The results and proceeds of Employee’s services to the Company including, without limitation, all discoveries, inventions, ideas, technology, formulas, designs, software, programs, algorithms, products, systems, applications, processes, procedures, methods and improvements and enhancements conceived, developed or otherwise made or created by you alone or with others, and in any way relating to the business or proposed business of the Company and its affiliates, or the products and services of the Company and its affiliates, and in each case developed as part of Employee’s services to the Company and its affiliates, whether or not subject to patent, copyright or other protection and whether or not reduced to tangible form, at any time during the term of Employee’s employment with the Company (“Developments”) shall be works-made-for-hire and the Company or applicable affiliate, as the case may be, shall be deemed the sole owner of any and all rights therein, with the right to use the same without further payment to Employee. If for any reason any of such results or proceeds from the Developments shall not legally be a work-made-for-hire, then Employee hereby irrevocably assigns, without further consideration, any and all of Employee’s right, title and interest thereto to the Company or, at the instruction of the Company, to an affiliate of the Company.

6. Employee acknowledges that because of Employee’s position with the Company, Employee may possess information that may be relevant to or discoverable in connection with claims, litigation or judicial, arbitral or investigative proceedings initiated by a private party or by a regulator, governmental entity, or self-regulatory organization, that relates to or arises from matters with which Employee was involved during Employee’s employment with the Company, or that concern matters of which Employee has information or knowledge (collectively, a “Proceeding”). Employee agrees that Employee shall testify truthfully in connection with any such Proceeding. Except as provided in Section 4, Employee agrees that Employee shall cooperate with the Company in connection with every such Proceeding, and that Employee’s duty of cooperation shall include an obligation to meet with the Company representatives and/or counsel concerning all such Proceedings for such purposes, and at such times and places, as the Company reasonably requests, and to appear for deposition and/or testimony upon the Company’s request and without a subpoena. The Company shall reimburse Employee for reasonable out-of-pocket expenses that Employee incurs in honoring Employee’s obligation of cooperation under this Section 6 if the Employee timely submits receipts or documentation that supports the reimbursement that the Employee requests from the Company.

7. Employee and the Company understand and agree that it is in their mutual best interest to minimize the effect of Employee’s separation upon the Company’s business and upon Employee’s professional reputation. Accordingly, Employee agrees to take all actions reasonably requested of Employee by the Company in order to accomplish that objective. To this end, Employee shall consult with the Company concerning business matters on an as-needed and as-requested basis, the Company shall exercise reasonable efforts to avoid conflicts between such consulting and Employee’s personal and other business commitments, and Employee shall exercise reasonable efforts to fulfill the Company’s consulting requests in a timely manner.

8. Employee covenants never to directly or indirectly make (or cause to be made) to any person or entity any maliciously untrue, egregiously offensive or knowingly false or reckless statement, comment or remark about the Company or any Company product or service, or of any past or present employee, manager, officer or director of the Company. This obligation shall include any verbal conversation, email/text/instant messaging statements, statements made to any electronic and print media, and any web-based social media site or blog (e.g., LinkedIn, Facebook, Glassdoor.com, Instagram and/or Twitter). Employee further agrees not to harass, intimidate, bully, or behave unprofessionally towards any past, present or future Company employee, manager, officer or director. Nothing in this Agreement shall prevent Employee from engaging in activity permitted by Section 4 or concerted activity protected under the National Labor Relations Act (to the extent applicable), including relative to the terms and conditions of Employee’s employment, Employee’s ability to file unfair labor practice charges or assist others in doing so, and cooperating in any investigative process with the National Labor Relations Board.

9. Release of Unknown Claims. It is the intention of Employee that this Release is a general release which shall be effective as a bar to each and every claim, demand, or cause of action it releases. Employee recognizes that Employee may have some claim, demand, or cause of action against the Company of which Employee is totally unaware and unsuspecting which Employee is giving up by execution of this release. It is the intention of Employee in executing this Release that it will deprive Employee of each such claim, demand or cause of action and prevent Employee from asserting it against the released parties.

10. Taxes. The Company and its Affiliates are authorized to withhold from any payments made hereunder amounts of withholding and other taxes due or potentially payable in connection therewith, and to take such other action as the Company and its applicable Affiliates may deem advisable to enable the Company and Employee to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any payments made under this Agreement.

11. Miscellaneous. Sections 6 (Parachute Payment Limitations), 7 (Conditions to Receipt of Severance Obligations) and 9 (General Provisions) of the Plan are each incorporated into this Agreement by reference and shall be applied mutatis mutandis.

12. Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be an original, but all of which shall constitute one and the same agreement. A faxed, .pdf-ed or electronic signature shall operate the same as an original signature.

[Remainder of Page Intentionally Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the below-indicated dates.

[•]:

By: [NAME AND TITLE]

Dated:

EMPLOYEE:

[EMPLOYEE NAME]

By:
[NAME]

Dated:

[Signature Page to Release]